Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Penn Virginia Corporation

We consent to the incorporation by reference in the registration statement (File Nos. 33-96463, 333-82304, 333-82274, and 333-103455) on Form S-8 of Penn Virginia Corporation of our report dated February 14, 2003, with respect to the consolidated balance sheet of Penn Virginia Corporation as of December 31, 2002 and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Penn Virginia Corporation.

KPMG LLP

Houston, Texas

March 10, 2003